Exhibit 99.1

Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	November 2, 2017

TELEFLEX REPORTS THIRD QUARTER 2017 RESULTS

Third Quarter Revenues of $534.7 million, up 17.4% Versus Prior Year Period; up 15.4% on Constant Currency Basis

Third Quarter GAAP Diluted EPS of $1.70, up 21.4% Over Prior Year Period

Third Quarter Adjusted Diluted EPS of $2.12, up 17.8% Versus Prior Year Period

Raised 2017 Guidance Range for GAAP Revenue Growth from a Range of 11.5% to 13.0% to a Range of 15.0% to 15.5%

Raised 2017 Guidance Range for Constant Currency Revenue Growth from a Range of 12.5% to 14.0% to a Range of 14.25% to 14.75%

Lowered 2017 Guidance for GAAP Diluted EPS from a Range of $5.91 to $5.98 to a Range of $5.61 to $5.66

Raised 2017 Guidance for Adjusted Diluted EPS from a Range of $8.20 to $8.35 to a Range of $8.30 to $8.40

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the third quarter ended October 1, 2017.

Third quarter 2017 net revenues were $534.7 million, an increase of 17.4% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2017 net revenues increased 15.4% over the year ago period.

Third quarter 2017 GAAP diluted earnings per share from continuing operations increased 21.4% to $1.70, as compared to $1.40 in the prior year period. Third quarter 2017 adjusted diluted earnings per share from continuing operations increased 17.8% to $2.12, compared to $1.80 in the prior year period.

“Building upon our performance in the first half of the year, during the third quarter of 2017 Teleflex executed well, delivering 17.4% GAAP and 15.4% constant currency revenue growth, significant operating margin expansion, and GAAP and adjusted earnings per share that respectively increased 21.4% and 17.8% over the prior year period,” said Benson Smith, Chairman and Chief Executive Officer. “In addition, despite having to deal with certain weather-related delays during the third quarter, Teleflex saw an acceleration in its organic revenue growth rate from the levels achieved earlier this year, thanks in part to progress made in our distributor to direct conversion in Asia."

Added Mr. Smith, "Finally, on the first day of the fourth quarter we completed the acquisition of NeoTract. This acquisition, coupled with revenue and non-revenue dependent opportunities within our base business, positions Teleflex to succeed for several years in the future."

THIRD QUARTER NET REVENUE BY SEGMENT

The following table provides information regarding net revenues in each of the Company's reportable operating segments and all of its other operating segments for the three months ended October 1, 2017 and September 25, 2016 on both a GAAP and constant currency basis. The discussion below the table of the principal factors behind changes in net revenues for the three months ended October 1, 2017 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Foreign Currency" column of the table.

	Three Months Ended		% Increase/ (Decrease)
	October 1, 2017	September 25, 2016	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Vascular North America	$91.0	$85.1	6.7%	0.2%	6.9%
Anesthesia North America	50.8	48.7	4.3%	0.1%	4.4%
Surgical North America	40.8	41.9	(2.7)%	0.3%	(2.4)%
EMEA	131.5	121.4	3.3%	5.0%	8.3%
Asia	72.4	64.0	11.7%	1.3%	13.0%
OEM	48.6	41.4	16.1%	1.2%	17.3%
All Other	99.6	53.1	86.5%	1.0%	87.5%
Total	$534.7	$455.6	15.4%	2.0%	17.4%

Vascular North America third quarter 2017 net revenues were $91.0 million, an increase of 6.9% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2017 net revenues increased 6.7% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes of existing products, an increase in new product sales, and price increases.

Anesthesia North America third quarter 2017 net revenues were $50.8 million, an increase of 4.4% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2017 net revenues increased 4.3% compared to the prior year period. The increase in constant currency revenue is primarily attributable to net revenues generated by an acquired business.

Surgical North America third quarter 2017 net revenues were $40.8 million, a decrease of 2.4% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2017 net revenues decreased 2.7% compared to the prior year period. The decrease in constant currency revenue is primarily attributable to a decrease in sales volumes of existing products, partially offset by price increases and an increase in new product sales.

EMEA third quarter 2017 net revenues were $131.5 million, an increase of 8.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2017 net revenues increased 3.3% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes of existing products.

Asia third quarter 2017 net revenues were $72.4 million, an increase of 13.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2017 net revenues increased 11.7%. The increase in constant currency revenue is primarily attributable to an increase in sales volumes of existing products and an increase in new product sales.

OEM and Development Services (“OEM”) third quarter 2017 net revenues were $48.6 million, an increase of 17.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2017 net revenues increased 16.1% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes of existing products, net revenues generated by an acquired business and an increase in new product sales.

All Other third quarter 2017 net revenues were $99.6 million, an increase of 87.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, third quarter 2017 net revenues increased 86.5% compared to the prior year period. The increase in constant currency revenue is primarily attributable to net revenues generated by Vascular Solutions.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for the first nine months of 2017 totaled $110.3 million compared to $96.3 million for the prior year period.

Cash and cash equivalents at October 1, 2017 were $1.0 billion compared to $543.8 million at December 31, 2016.

Net accounts receivable at October 1, 2017 were $306.5 million compared to $272.0 million at December 31, 2016.

Net inventories at October 1, 2017 were $382.4 million compared to $316.2 million at December 31, 2016.

2017 OUTLOOK

The Company raised its full year 2017 GAAP revenue growth guidance range from 11.5% to 13.0% to a range of 15.0% to 15.5% over the prior year. The Company's previous 2017 GAAP revenue growth guidance range reflected an anticipated 1.0% unfavorable impact of foreign currency exchange rate fluctuations, while the Company's revised 2017 GAAP revenue growth guidance range reflects an anticipated 0.75% favorable impact of foreign currency exchange rate fluctuations. On a constant currency basis, the Company raised its full year 2017 guidance range from 12.5% to 14.0% to a range of 14.25% to 14.75% over the prior year. The forecasted GAAP and constant currency revenue growth guidance reflect the impact of Vascular Solutions' product sales, which are expected to contribute approximately 8.5%, as compared to our prior expectations of 8.5% to 9%, and the impact of NeoTract's product sales, which are expected to contribute approximately 1.5% to 1.7%.

The Company lowered its full year 2017 GAAP diluted earnings per share from continuing operations guidance from a range of $5.91 to $5.98 to a range of $5.61 to $5.66. The decrease in expected full year 2017 GAAP diluted earnings per share from continuing operations guidance from prior expectations is primarily due to anticipated costs associated with the acquisition of NeoTract. The Company raised its full year 2017 adjusted diluted earnings per share from continuing operations guidance from a range of $8.20 to $8.35 to a range of $8.30 to $8.40.

Forecasted 2017 Constant Currency Revenue Growth Reconciliation

	Low	High

2017 GAAP revenue growth	15.00%	15.50%

Estimated impact of foreign currency exchange rate fluctuations	(0.75)%	(0.75)%

2017 constant currency revenue growth	14.25%	14.75%

Forecasted 2017 Adjusted Earnings Per Share Reconciliation

	Low	High

Diluted earnings per share attributable to common shareholders	$5.61	$5.66

Restructuring, restructuring related and impairment items, net of tax	$0.50	$0.52

Acquisition, integration and divestiture related items, net of tax	$0.72	$0.74

Other items, net of tax	($0.04)	($0.04)

Loss on extinguishment of debt, net of tax	$0.08	$0.08

Tax adjustments	($0.10)	($0.10)

Shares due to Teleflex under note hedge	$0.05	$0.05

Intangible amortization expense, net of tax	$1.47	$1.48

Amortization of debt discount on convertible notes, net of tax	$0.01	$0.01

Adjusted diluted earnings per share	$8.30	$8.40

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until November 8, 2017 at 11:59pm (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 3479079.

ADDITIONAL NOTES

References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products we have sold commercially within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP.” In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: adjusted diluted earnings per share and constant currency revenue growth. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling historical GAAP diluted earnings per share to historical adjusted diluted earnings per share are set forth below. A table reconciling changes in historical GAAP net revenues to changes in historical constant currency net revenues is set forth above under “Third Quarter Net Revenue by Segment”. Tables reconciling forecasted 2017 constant currency revenue growth and forecasted 2017 adjusted earnings per share to their respective most directly comparable forecasted GAAP measures, forecasted 2017 revenue growth and forecasted 2017 diluted earnings per share available to common stockholders, are set forth above under “2017 Outlook”.

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share available to common stockholders, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the impact (net of tax) of (i) restructuring, restructuring related and impairment items; (ii) acquisition, integration and divestiture related items; (iii) other items identified in note (C) to the reconciliation tables set forth below; (iv) amortization of debt discount on convertible notes; (v) intangible amortization expense; (vi) loss on extinguishment of debt and (vii) tax adjustments. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

In addition, the calculation of the weighted average number of diluted shares within adjusted earnings per share gives effect to the anti-dilutive impact of shares due to the Company under its previously outstanding convertible note hedge agreements. The convertible note hedge agreements reduced the potential economic dilution that otherwise would have occurred upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements was not reflected in the weighted average number of diluted shares). We believe that an adjustment to show the anti-dilutive effect of the convertible note hedge agreements provides supplemental information that can be useful to investors in assessing the computation of diluted earnings per share.

Constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of fluctuations that do not reflect our underlying performance or business trends.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

The following reconciliation tables reflect a change in the classification of certain adjustment items from those presented in reconciliation tables included in our previous earnings releases. Specifically, we created a new line item titled “acquisition, integration and divestiture related items.” The components of this new line item were formerly included in “losses and other charges, net.” Additionally, we have included a new line item titled “restructuring, restructuring related and impairment items,” which combines restructuring related items, which previously were included in “losses and other charges, net,” with restructuring charges and other impairment items, which previously were included in “restructuring and other impairment charges.” The prior periods presented in the following reconciliation tables and related materials were reclassified to conform to the current presentation.

Quarter Ended - October 1, 2017
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$239.5	$163.8	$21.2	($0.1)	—	$21.0	$10.0	$79.4	$1.70	46,587
Adjustments
Restructuring, restructuring related and impairment items (A)	2.8	0.1	0.2	(0.1)	—	—	1.1	1.9	$0.04	—
Acquisition, integration and divestiture related items (B)	—	2.6	—	—	—	—	(0.3)	2.8	$0.06	—
Other items (C)	—	2.3	—	—	—	—	0.6	1.7	$0.04	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	—	0.1	0.0	0.1	$0.00	—
Intangible amortization expense (E)	—	22.5	0.1	—	—	—	6.0	16.6	$0.36	—
Loss on extinguishment of debt (F)	—	—	—	—	—	—	—	—	—	—
Tax adjustments (G)	—	—	—	—	—	—	4.1	(4.1)	($0.09)	—
Shares due to Teleflex under note hedge (H)	—	—	—	—	—	—	—	—	$0.01	(141)
Adjusted basis	$236.7	$136.3	$20.9	—	—	$20.9	$21.7	$98.3	$2.12	46,446

Quarter Ended - September 25, 2016
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$214.0	$139.8	$15.1	$3.0	$2.8)	$12.8	$7.5	$66.2	$1.40	47,446
Adjustments
Restructuring, restructuring related and impairment items (A)	4.2	0.1	0.0	3.0	—	—	2.5	4.9	$0.10	—
Acquisition, integration and divestiture related items (B)	—	0.6	—	—	(2.8)	—	(0.8)	(1.4)	$0.03)	—
Other items (C)	—	0.1	—	—	—	—	0.0	0.1	$0.00	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	—	1.1	0.4	0.7	$0.02	—
Intangible amortization expense (E)	—	16.0	0.1	—	—	—	3.7	12.4	$0.26	—
Loss on extinguishment of debt (F)	—	—	—	—	—	—	0.0	0.0	$0.00	—
Tax adjustments (G)	—	—	—	—	—	—	0.3	(0.3)	$0.01)	—
Shares due to Teleflex under note hedge (H)	—	—	—	—	—	—	—	—	$0.06	(1,463)
Adjusted basis	$209.8	$123.0	$14.9	—	—	$11.7	$13.7	$82.6	$1.80	45,983

(A) Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, improve operating efficiencies and integrate acquired businesses. Our restructuring charges consist of termination benefits, contract termination costs, facility closure costs and other exit costs associated with a specific restructuring program. Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. For the three months ended October 1, 2017 and September 25, 2016, pre-tax restructuring related charges were $3.1 million and $4.4 million, respectively.

(B) Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental costs, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions. These costs may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration; and bridge loan facility and backstop financing fees in connection with facilities that ultimately were not utilized. For the three months ended October 1, 2017, the majority of these costs were related to our acquisition of Vascular Solutions. Divestiture related activities involve specific business or asset sales. Depending primarily on the terms of the divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

(C) Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. For the three months ended October 1, 2017, these items included both gains and losses associated with litigation settlements.

(D) Amortization of debt discount on convertible notes - When we sold $400 million principal amount of our 3.875% convertible notes (the “convertible notes”) in 2010, we allocated the proceeds between the liability and equity components of the debt, in accordance with GAAP. As a result, the $83.7 million difference between the proceeds of the sale of the convertible notes and the liability component of the debt constituted a debt discount that was to be amortized to interest expense over the approximately seven year term of the convertible notes, which significantly increased the amount we recorded as interest expense attributable to the convertible notes. The amount of the amortization of the debt discount was reduced as a result of our repurchases of convertible notes in 2016 and 2017 and redemptions of the convertible notes by holders of the notes, although we continued to amortize the remaining portion of the debt discount to interest expense until August 2017, when all remaining convertible notes were either converted or matured.

(E) Intangible amortization expense - Certain intangible assets, including customer lists, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

(F) Loss on extinguishment of debt - In connection with debt refinancings, debt repayments, repurchases of convertible notes and redemptions of convertible notes, outstanding indebtedness is extinguished. These events, which have occurred from time to time on an irregular basis, have resulted in losses reflecting, among other things, unamortized debt issuance costs, as well as debt prepayment fees and premiums (including conversion premiums resulting from conversion of convertible securities).

(G) Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law changes affecting our deferred tax liability.

(H) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduced the potential economic dilution that otherwise would have occurred upon conversion of the Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in the weighted average number of diluted shares.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

The following reconciliation tables reflect a change in the classification of certain adjustment items from those presented in reconciliation tables included in our previous earnings releases. Specifically, we created a new line item titled “acquisition, integration and divestiture related items.” The components of this new line item were formerly included in “losses and other charges, net.” Additionally, we have included a new line item titled “restructuring, restructuring related and impairment items,” which combines restructuring related items, which previously were included in “losses and other charges, net,” with restructuring charges and other impairment items, which previously were included in “restructuring and other impairment charges.” The prior periods presented in the following reconciliation tables and related materials were reclassified to conform to the current presentation.

Year-to-date Ended - October 1, 2017
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$710.1	$486.7	$59.3	$13.7	—	$58.3	$5.6	$19.4	$198.1	$4.24	46,673
Adjustments
Restructuring, restructuring related and impairment items (A)	8.9	0.5	0.8	13.7	—	—	—	7.2	16.7	$0.36	—
Acquisition, integration and divestiture related items (B)	10.4	11.6	—	—	—	2.1	—	6.8	17.3	$0.37	—
Other items (C)	—	(3.8)	—	—	—	—	—	(1.7)	(2.1)	$0.04)	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	—	0.9	—	0.3	0.6	$0.01	—
Intangible amortization expense (E)	—	63.7	0.3	—	—	—	—	17.7	46.3	$0.99	—
Loss on extinguishment of debt (F)	—	—	—	—	—	—	5.6	2.0	3.5	$0.08	—
Tax Adjustments (G)	—	—	—	—	—	—	—	4.6	(4.6)	$0.10)	—
Shares due to Teleflex under note hedge (H)	—	—	—	—	—	—	—	—	—	$0.05	(373)
Adjusted basis	$690.8	$414.7	$58.2	—	—	$55.3	—	$56.4	$275.8	$5.96	46,300

Year-to-date Ended - September 25, 2016
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$630.9	$419.1	$42.9	$12.9	$4.2)	$38.3	$19.3	$18.1	$176.3	$3.69	47,824
Adjustments
Restructuring, restructuring related and impairment items (A)	10.9	0.2	0.0	12.9	—	—	—	7.4	16.6	$0.35	—
Acquisition, integration and divestiture related items (B)	—	2.0	—	—	(4.2)	—	—	(0.6)	(1.5)	$0.03)	—
Other items (C)	—	0.4	0.0	—	—	—	—	0.2	0.3	$0.01	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	—	6.0	—	2.2	3.8	$0.08	—
Intangible amortization expense (E)	—	47.2	0.3	—	—	—	—	12.1	35.4	$0.74	—
Loss on extinguishment of debt (F)	—	—	—	—	—	—	19.3	7.0	12.2	$0.26	—
Tax adjustments (G)	—	—	—	—	—	—	—	5.8	(5.8)	$0.12)	—
Shares due to Teleflex under note hedge (H)	—	—	—	—	—	—	—	—	—	$0.25	(2,253)
Adjusted basis	$620.1	$369.3	$42.5	—	—	$32.2	—	$52.2	$237.3	$5.21	45,571

(A) Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, improve operating efficiencies and integrate acquired businesses. Our restructuring charges consist of termination benefits, contract termination costs, facility closure costs and other exit costs associated with a specific restructuring program. Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. For the nine months ended October 1, 2017 and September 25, 2016, pre-tax restructuring related charges were $10.1 million and $11.1 million.

(B) Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental costs, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions. These costs may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration; and bridge loan facility and backstop financing fees in connection with facilities that ultimately were not utilized. For the nine months ended October 1, 2017, the majority of these costs were related to our acquisition of Vascular Solutions. Divestiture related activities involve specific business or asset sales. Depending primarily on the terms of the divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

(C) Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. For the nine months ended October 1, 2017, these items included both gains and losses associated with litigation settlements.

(D) Amortization of debt discount on convertible notes - When we sold $400 million principal amount of our 3.875% convertible notes (the “convertible notes”) in 2010, we allocated the proceeds between the liability and equity components of the debt, in accordance with GAAP. As a result, the $83.7 million difference between the proceeds of the sale of the convertible notes and the liability component of the debt constituted a debt discount that was to be amortized to interest expense over the approximately seven year term of the convertible notes, which significantly increased the amount we recorded as interest expense attributable to the convertible notes. The amount of the amortization of the debt discount was reduced as a result of our repurchases of convertible notes in 2016 and 2017 and redemptions of the convertible notes by holders of the notes, although we continued to amortize the remaining portion of the debt discount to interest expense until August 2017, when all remaining convertible notes were either converted or matured.

(E) Intangible amortization expense - Certain intangible assets, including customer lists, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

(F) Loss on extinguishment of debt - In connection with debt refinancings, debt repayments, repurchases of convertible notes and redemptions of convertible notes, outstanding indebtedness is extinguished. These events, which have occurred from time to time on an irregular basis, have resulted in losses reflecting, among other things, unamortized debt issuance costs, as well as debt prepayment fees and premiums (including conversion premiums resulting from conversion of convertible securities).

(G) Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law changes affecting our deferred tax liability.

(H) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduced the potential economic dilution that otherwise would have occurred upon conversion of the Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in the weighted average number of diluted shares.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch® and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, the impact of the NeoTract acquisition and revenue and non-revenue dependent opportunities, forecasted 2017 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; the inability of acquired businesses to generate revenues in accordance with our expectations; our inability to effectively execute our restructuring programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, sovereign debt issues and the impact of the United Kingdom's vote to leave the European Union; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K.

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2017	September 25, 2016	October 1, 2017	September 25, 2016
	(Dollars and shares in thousands, except per share)
Net revenues	$534,703	$455,648	$1,551,197	$1,354,094
Cost of goods sold	239,476	214,046	710,126	630,946
Gross profit	295,227	241,602	841,071	723,148
Selling, general and administrative expenses	163,771	139,797	486,674	419,128
Research and development expenses	21,194	15,067	59,299	42,892
Restructuring (credits) charges	(92)	3,027	13,723	12,876
Gain on sale of assets	—	(2,776)	—	(4,173)
Income from continuing operations before interest, loss on extinguishment of debt and taxes	110,354	86,487	281,375	252,425
Interest expense	21,264	12,888	58,884	38,579
Interest income	(286)	(115)	(616)	(324)
Loss on extinguishment of debt	—	—	5,593	19,261
Income from continuing operations before taxes	89,376	73,714	217,514	194,909
Taxes on income from continuing operations	9,978	7,514	19,404	18,134
Income from continuing operations	79,398	66,200	198,110	176,775
Operating (loss) income from discontinued operations	(3,749)	260	(4,597)	(116)
(Benefit) taxes on income (loss) from discontinued operations	(1,366)	138	(1,675)	(119)
(Loss) income from discontinued operations	(2,383)	122	(2,922)	3
Net income	77,015	66,322	195,188	176,778
Less: Income from continuing operations attributable to noncontrolling interest	—	—	—	464
Net income attributable to common shareholders	$77,015	$66,322	$195,188	$176,314
Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$1.76	$1.50	$4.40	$4.09
Income (loss) from discontinued operations	(0.05)	0.01	(0.06)	—
Net income	$1.71	$1.51	$4.34	$4.09
Diluted:
Income from continuing operations	$1.70	$1.40	$4.24	$3.69
Loss from discontinued operations	(0.05)	—	(0.06)	—
Net income	$1.65	$1.40	$4.18	$3.69
Dividends per share	$0.34	$0.34	$1.02	$1.02
Weighted average common shares outstanding
Basic	45,035	44,045	44,975	43,081
Diluted	46,587	47,446	46,673	47,824
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$79,398	$66,200	$198,110	$176,311
(Loss) income from discontinued operations, net of tax	(2,383)	122	(2,922)	3
Net income	$77,015	$66,322	$195,188	$176,314

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	October 1, 2017	December 31, 2016
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$1,017,573	$543,789
Accounts receivable, net	306,472	271,993
Inventories, net	382,417	316,171
Prepaid expenses and other current assets	51,599	40,382
Prepaid taxes	8,690	8,179
Assets held for sale	—	2,879
Total current assets	1,766,751	1,183,393
Property, plant and equipment, net	374,461	302,899
Goodwill	1,886,157	1,276,720
Intangible assets, net	1,606,943	1,091,663
Deferred tax assets	2,020	1,712
Other assets	44,401	34,826
Total assets	$5,680,733	$3,891,213
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$77,250	$183,071
Accounts payable	85,419	69,400
Accrued expenses	88,095	65,149
Current portion of contingent consideration	591	587
Payroll and benefit-related liabilities	88,091	82,679
Accrued interest	13,430	10,450
Income taxes payable	12,857	7,908
Other current liabilities	8,912	8,402
Total current liabilities	374,645	427,646
Long-term borrowings	2,172,805	850,252
Deferred tax liabilities	471,667	271,377
Pension and postretirement benefit liabilities	116,441	133,062
Noncurrent liability for uncertain tax positions	14,238	17,520
Other liabilities	58,460	52,015
Total liabilities	3,208,256	1,751,872
Commitments and contingencies
Convertible notes - redeemable equity component	—	1,824
Mezzanine equity	—	1,824
Total shareholders' equity	2,472,477	2,137,517
Total liabilities and shareholders' equity	$5,680,733	$3,891,213

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	October 1, 2017	September 25, 2016
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$195,188	$176,778
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	2,922	(3)
Depreciation expense	42,390	40,272
Amortization expense of intangible assets	63,976	47,486
Amortization expense of deferred financing costs and debt discount	3,940	8,506
Loss on extinguishment of debt	5,593	19,261
Gain on sale of assets	—	(4,173)
Fair value step up of acquired inventory sold	10,442	—
Changes in contingent consideration	(109)	1,672
Stock-based compensation	14,519	12,540
Deferred income taxes, net	(15,682)	(8,699)
Other	(13,559)	(15,132)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	6,428	4,316
Inventories	(20,257)	(5,617)
Prepaid expenses and other current assets	(4,009)	1,184
Accounts payable and accrued expenses	24,128	17,390
Income taxes receivable and payable, net	3,798	5,817
Net cash provided by operating activities from continuing operations	319,708	301,598
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(53,977)	(35,912)
Proceeds from sale of assets	6,332	9,792
Payments for businesses and intangibles acquired, net of cash acquired	(1,010,711)	(14,040)
Net cash used in investing activities from continuing operations	(1,058,356)	(40,160)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	1,963,500	671,700
Reduction in borrowings	(747,576)	(714,487)
Debt extinguishment, issuance and amendment fees	(19,114)	(8,958)
Net proceeds from share based compensation plans and the related tax impacts	4,739	7,647
Payments to noncontrolling interest shareholders	—	(464)
Payments for contingent consideration	(245)	(133)
Payments for acquisition of noncontrolling interest	—	(9,231)
Dividends paid	(45,905)	(43,980)
Net cash provided by (used in) financing activities from continuing operations	1,155,399	(97,906)
Cash flows from discontinued operations:
Net cash used in operating activities	(1,140)	(1,451)
Net cash used in discontinued operations	(1,140)	(1,451)
Effect of exchange rate changes on cash and cash equivalents	58,173	(988)
Net increase in cash and cash equivalents	473,784	161,093
Cash and cash equivalents at the beginning of the period	543,789	338,366
Cash and cash equivalents at the end of the period	$1,017,573	$499,459

Non cash financing activities of continuing operations:
Settlement and exchange of convertible notes with common or treasury stock	$53,207	$35,205
Acquisition of treasury stock associated with settlement and exchange of convertible note hedge and warrant agreements	$127,158	$85,909